January 17, 2007





Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.  20549


Ladies and Gentlemen:

This Statement confirms that the undersigned, Michael J. Short, has authorized and designated Michael E. Maroone and Jonathan P. Ferrando, acting singly, to execute and file on the undersigned's behalf all Forms 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AutoNation, Inc. The authority of Michael E. Maroone and Jonathan P. Ferrando under this Statement shall continue until the undersigned is no longer required to file Forms 4 and 5 with regard to the undersigned's ownership of or transactions in securities of AutoNation, Inc., unless earlier revoked in writing. The undersigned acknowledges that Michael E. Maroone and Jonathan P. Ferrando are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



                                       Very truly yours,



                                       /s/ Michael J. Short
                                       -----------------------------------------
                                       Michael J. Short
                                       Executive Vice President and
                                         Chief Financial Officer



cc:  New York Stock Exchange